Exhibit 99.1

Dow reports second quarter 2020 results

FINANCIAL HIGHLIGHTS
•GAAP loss per share was $0.31; Operating loss per share¹ was $0.26 and excludes significant items in the quarter, totaling $0.05 per share, primarily related to integration and separation costs.
•Net sales were $8.4 billion, down 24% versus the year-ago period driven by both local price and volume declines, as the COVID-19 pandemic dramatically impacted results.
•Local price declined 14% versus the year-ago period, primarily reflecting lower global energy prices. Currency decreased sales by 1%.
•Volume declined 9% versus the year-ago period. Demand growth in food packaging, health and hygiene, home care and pharma applications was more than offset by weakness in durable good end-markets. Notably, the Company reported 3% year-over-year and 13% sequential volume improvements in Asia Pacific as the economy reopened in China.
•Equity losses were $95 million versus equity losses of $15 million in the year-ago period, primarily driven by lower results at the Kuwait joint ventures on continued margin compression stemming from COVID-19.
•GAAP Net loss from continuing operations was $217 million. Operating EBIT1 was $57 million, down from $1.1 billion in the year-ago period. Margin compression and increased equity losses were partially mitigated by the progress against our previously announced expense reduction actions.
•Cash provided by operating activities – continuing ops. was $1.6 billion, including a release of $526 million of working capital as we managed production to demand. Dow delivered a $639 million increase in cash flow from ops. versus the year-ago period, driven by a strong working capital improvement as well as a $461 million ethylene capacity reservation payment from Olin. Capital expenditures were $273 million and free cash flow1 was $1.3 billion, up $836 million year-over-year. The Company’s ongoing prioritization of cash since spin has resulted in a cash flow conversion1 of 110% on a trailing 12 month basis.
•Dividend returns to shareholders totaled $516 million in the quarter.
•Total cash and available committed liquidity at quarter-end was approximately $12 billion, including $3.7 billion of cash and equivalents. The Company paid down nearly $600 million of debt in the quarter, which included full repayment of the previously accessed uncommitted lines, achieving a net debt improvement of more than $740 million year-to-date. Dow has no substantive long-term debt due until the second half of 2023.
•Dow signed a definitive agreement to sell its rail infrastructure assets and related equipment at six major North American sites to Watco Companies on July 2, with expected cash proceeds at close in excess of $310 million by year end.

SUMMARY FINANCIAL RESULTS

	Three Months Ended June 30			Three Months Ended March 31
In millions, except per share amounts	2Q20	2Q19	vs. SQLY [B / (W)]	1Q20	vs. PQ [B / (W)]
Net Sales	$8,354	$11,014	$(2,660)	$9,770	$(1,416)
GAAP Income (Loss) from Continuing Ops, Net of Tax	$(217)	$90	$(307)	$258	$(475)
Operating EBIT[1]	$57	$1,059	$(1,002)	$843	$(786)
Operating EBIT Margin[1]	0.7%	9.6%	(890) bps	8.6%	(790) bps
Operating EBITDA[1]	$757	$1,802	$(1,045)	$1,567	$(810)
GAAP Earnings (Loss) Per Share	$(0.31)	$0.10	$(0.41)	$0.32	$(0.63)
Operating Earnings (Loss) Per Share[1]	$(0.26)	$0.86	$(1.12)	$0.59	$(0.85)
Cash Provided by Operating Activities - Continuing Ops	$1,599	$960	$639	$1,236	$363
1.Op. Earnings (Loss) Per Share, Op. EBIT, Op. EBIT Margin, Op. EBITDA, Free Cash Flow, Cash Flow Conversion and Net Debt are non-GAAP measures. See page 6 for further discussion.

®™ Trademark of The Dow Chemical Company ("Dow") or an affiliated company of Dow

Dow reports second quarter 2020 results

CEO QUOTE
Jim Fitterling, Dow’s chairman and chief executive officer, commented on the quarter:

“Recognizing the significant impact that COVID-19 would have on demand in the quarter, Dow took proactive actions to electively focus on cash and maintain our financial strength with a continued emphasis on safe, reliable operations and disciplined capital allocation. As a result, Dow once again generated higher cash flow in the quarter. We captured solid demand growth in packaging, health and hygiene, home care and pharma end-markets, which partially offset weakness in consumer durable goods. Extended economic lockdowns shifted the inflection point for demand recovery in key markets and geographies into June, where we began to see gradual improvements across most industries. The growing recovery in China and early signs of improvement in Western Europe are positive indicators for the United States and Latin America.

“Our proactive cost and cash interventions enabled us to continue to maximize our financial flexibility through the pandemic. We delivered another quarter of improved year-over-year cash flow from operations as we have every quarter since spin. We maintained our liquidity position, further reduced our net debt, and we progressed our strategic priorities by announcing an agreement to divest certain rail infrastructure assets. And importantly, we continued to stay close to our customers, providing new channels to access our solutions, such as our new MobilityScience™ platform for the transportation industry, and implementing enhanced supply chain visibility for them as we managed through this historic period.”

SEGMENT HIGHLIGHTS

Packaging & Specialty Plastics

	Three Months Ended June 30			Three Months Ended March 31
In millions, except margin percentages	2Q20	2Q19	vs. SQLY [B / (W)]	1Q20	vs. PQ [B / (W)]
Net Sales	$4,001	$5,205	$(1,204)	$4,609	$(608)
Operating EBIT	$318	$768	$(450)	$580	$(262)
Operating EBIT Margin	7.9%	14.8%	(690) bps	12.6%	(470) bps
Equity Earnings	$20	$74	$(54)	$5	$15

Packaging & Specialty Plastics net sales were $4 billion, down 23% versus the year-ago period. Volume was flat, as growth in non-durable packaging end-market applications was offset by declines from durable end-market exposure. Local price declined 22% from lower global energy prices, and currency decreased net sales by 1%.

Equity earnings for the segment were $20 million, compared to equity earnings of $74 million in the year-ago period. Lower integrated olefin and aromatics margins at the Kuwait and Sadara joint ventures were partially mitigated by improved margins at our Thai joint ventures.

Operating EBIT was $318 million, compared to $768 million in the year-ago period. Targeted expense reductions as well as volume gains and incremental integrated margin improvement in non-durable packaging applications were more than offset by lower demand and integrated margins in durable end-markets.

Packaging and Specialty Plastics reported a net sales decline, driven by reduced polyethylene pricing. Volume was flat as gains in Asia Pacific and Europe, Middle East, Africa and India (EMEAI) were offset by declines in the U.S. & Canada. Latin America volume was flat. The business captured strong demand growth in flexible food and specialty packaging, industrial and consumer packaging, and health and hygiene applications, which was offset by declines in higher-margin functional polymers’ exposure to durable end-markets, notably automotive, infrastructure and construction.

®™ Trademark of The Dow Chemical Company ("Dow") or an affiliated company of Dow

Dow reports second quarter 2020 results

Hydrocarbons & Energy reported lower net sales driven by price declines and flat volume. Declines were driven by lower global energy prices as well as lower cracker by-product prices as result of weak end-market demand.

Industrial Intermediates & Infrastructure

	Three Months Ended June 30			Three Months Ended March 31
In millions, except margin percentages	2Q20	2Q19	vs. SQLY [B / (W)]	1Q20	vs. PQ [B / (W)]
Net Sales	$2,417	$3,342	$(925)	$3,045	$(628)
Operating EBIT	$(220)	$154	$(374)	$175	$(395)
Operating EBIT Margin	(9.1)%	4.6%	(1370) bps	5.7%	(1480) bps
Equity Losses	$(113)	$(78)	$(35)	$(76)	$(37)

Industrial Intermediates & Infrastructure net sales were $2.4 billion, down 28% versus the year-ago period. Volume declined 18% due to reduced demand for durable good end-markets primarily in Polyurethanes & Construction Chemicals. Local price decreased 9%, and currency decreased net sales by 1%.

Equity losses for the segment were $113 million compared to equity losses of $78 million in the year-ago period, primarily due to margin compression in MEG at EQUATE.

Operating EBIT was a loss of $220 million compared to earnings of $154 million in the year-ago period due to much weaker demand, margin compression and increased equity losses.

Polyurethanes & Construction Chemicals reported a net sales decline primarily on lower volume and local prices. Local price decreased due to lower global energy costs. Demand was significantly impacted by the COVID-19 pandemic, particularly in construction, furniture and bedding, and automotive. Volume growth in Asia Pacific was more than offset by declines in other regions.

Industrial Solutions reported lower net sales driven by decreased local prices and volume. Improved demand for pharma and home care applications was more than offset by declines in industrial and oil applications, as well as consumer athleisure apparel. Volume growth in Asia Pacific was more than offset by reduced demand in other regions due to the impact of COVID-19. Local prices declined due to lower global energy prices, with Industrial Specialties prices showing more resilience.

Performance Materials & Coatings

	Three Months Ended June 30			Three Months Ended March 31
In millions, except margin percentages	2Q20	2Q19	vs. SQLY [B / (W)]	1Q20	vs. PQ [B / (W)]
Net Sales	$1,855	$2,356	$(501)	$2,065	$(210)
Operating EBIT	$27	$214	$(187)	$162	$(135)
Operating EBIT Margin	1.5%	9.1%	(760) bps	7.8%	(630) bps
Equity Earnings	$2	$1	$1	$1	$1

Performance Materials & Coatings net sales were $1.9 billion, down 21% versus the year-ago period. Volume declined 14% as growth in home care products as well as do-it-yourself (DIY) architectural coatings in the U.S. & Canada was more than offset by a decline in siloxanes. Local price decreased 6%, and currency decreased net sales by 1%.

Operating EBIT was $27 million, compared to $214 million in the year-ago period, primarily due to margin compression in siloxanes and lower demand due to regional lockdowns in response to the COVID-19 pandemic.

®™ Trademark of The Dow Chemical Company ("Dow") or an affiliated company of Dow

Dow reports second quarter 2020 results

Consumer Solutions reported a decrease in net sales due to local price and volume declines in all regions. Demand growth in home care applications was more than offset by volume declines in automotive, construction and personal care end-markets as consumer activities and buying patterns were limited by pandemic-related government mandates. Prices in formulated silicone applications were more resilient than siloxane prices which experienced weaker supply/demand fundamentals.

Coatings & Performance Monomers reported lower net sales due to declines in local price and volume in all regions. Local price declined primarily due to lower monomer prices. While Coatings volume was down overall, the business reported growth in architectural coatings in the U.S. & Canada as consumers favored DIY activities. Acrylic monomers pricing remained under pressure globally on weaker supply/demand fundamentals.

OUTLOOK

“Based on what we’ve seen in the second quarter and into July, we continue to expect a gradual and uneven recovery and, therefore, remain intensely focused on the actions within our control and maximizing our operational advantages,” said Fitterling. “Our disciplined approach to cash generation and capital allocation, in addition to our structural cost improvements, will continue to serve as a solid foundation for us to weather this downturn and position us to capture significant value as markets lift.

“For that reason, we will upsize our 2020 operating expense reduction target from $350 million to $500 million through additional structural cost interventions. We will also initiate a restructuring program during the quarter, targeting more than $300 million in annualized EBITDA benefit by the end of 2021. This program includes a 6% reduction in Dow’s global workforce as well as actions to exit uncompetitive assets. While these are difficult decisions, they are necessary to maintain competitiveness while the economic recovery gains traction.

“Going forward, we have significant addressable market opportunities that will drive growth as the economy recovers. Global economic indicators and end-markets have begun to show improvement, and we will continue to benefit from our unique competitive advantages – our industry-leading feedstock flexibility, unmatched materials portfolio, and geographic and end-market diversity – enabling us to continue to outperform our peers for the long-term.”

Conference Call
Dow will host a live webcast of its second quarter earnings conference call with investors to discuss its results, business outlook and other matters today at 8:00 a.m. ET. The webcast and slide presentation that accompany the conference call will be posted on the events and presentations page of investors.dow.com.

About Dow
Dow (NYSE: DOW) combines global breadth, asset integration and scale, focused innovation and leading business positions to achieve profitable growth. The Company’s ambition is to become the most innovative, customer centric, inclusive and sustainable materials science company. Dow’s portfolio of plastics, industrial intermediates, coatings and silicones businesses delivers a broad range of differentiated science-based products and solutions for its customers in high-growth market segments, such as packaging, infrastructure and consumer care. Dow operates 109 manufacturing sites in 31 countries and employs approximately 36,500 people. Dow delivered sales of approximately $43 billion in 2019. References to Dow or the Company mean Dow Inc. and its subsidiaries. For more information, please visit www.dow.com or follow @DowNewsroom on Twitter.

###

®™ Trademark of The Dow Chemical Company ("Dow") or an affiliated company of Dow

Dow reports second quarter 2020 results

For further information, please contact:

Investors:	Media:
Colleen Kay	Kyle Bandlow
ckay@dow.com	kbandlow@dow.com
+1 989-636-0920	+1 989-638-2417

Cautionary Statement about Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the federal securities laws, including Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. In this context, forward-looking statements often address expected future business and financial performance, financial condition, and other matters, and often contain words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “opportunity,” “outlook,” “plan,” “project,” “seek,” “should,” “strategy,” "target," “will,” “will be,” “will continue,” “will likely result,” “would” and similar expressions, and variations or negatives of these words. Forward-looking statements are based on current expectations and assumptions that are subject to risks and uncertainties which may cause actual results to differ materially from the forward-looking statements.

Forward-looking statements include, but are not limited to: expectations as to future sales of Dow’s products; the ability to protect Dow’s intellectual property in the United States and abroad; estimates regarding Dow’s capital requirements and need for and availability of financing; estimates of Dow’s expenses, future revenues and profitability; estimates of the size of the markets for Dow’s products and services and Dow’s ability to compete in such markets; expectations related to the rate and degree of market acceptance of Dow’s products; the outcome of certain Dow contingencies, such as litigation and environmental matters; estimates of the success of competing technologies that may become available; the continuing global and regional economic impacts of the coronavirus disease 2019 ("COVID-19") pandemic and crude oil supply and price volatility; estimates regarding benefits achieved through contemplated restructuring activities, such as workforce reduction, exit and disposal activities; and expectations regarding the benefits and costs associated with each of the foregoing.

Forward-looking statements by their nature address matters that are, to different degrees, uncertain. Forward-looking statements are based on certain assumptions and expectations of future events which may not be realized and speak only as of the date the statements were made. In addition, forward-looking statements also involve risks, uncertainties and other factors that are beyond Dow’s control that could cause Dow’s actual results to differ materially from those projected, anticipated or implied in the forward-looking statements. These factors include, but are not limited to: fluctuations in energy and raw material prices; failure to develop and market new products and optimally manage product life cycles; significant litigation and environmental matters; failure to appropriately manage process safety and product stewardship issues; changes in laws and regulations or political conditions; global economic and capital markets conditions, such as inflation, market uncertainty, interest and currency exchange rates, and equity and commodity prices; business or supply disruptions; security threats, such as acts of sabotage, terrorism or war; weather events and natural disasters; ability to protect, defend and enforce Dow’s intellectual property rights; increased competition; changes in relationships with Dow’s significant customers and suppliers; unanticipated expenses such as litigation or legal settlement expenses; unanticipated business disruptions; Dow’s ability to predict, identify and interpret changes in consumer preferences and demand; Dow’s ability to complete proposed divestitures or acquisitions; Dow’s ability to realize the expected benefits of acquisitions if they are completed; the availability of financing to Dow in the future and the terms and conditions of such financing; disruptions in Dow’s information technology networks and systems; the continuing risks related to the COVID-19 pandemic and crude oil supply and price volatility; and Dow’s ability to realize the expected benefits of restructuring activities if they are approved and completed. Additionally, there may be other risks and uncertainties that Dow is unable to identify at this time or that Dow does not currently expect to have a material impact on its business.

Risks related to achieving the anticipated benefits of Dow's separation from DowDuPont include, but are not limited to, a number of conditions outside the control of Dow, including risks related to: (i) Dow's inability to achieve some or all of the benefits that it expects to receive from the separation from DowDuPont; (ii) certain tax risks associated with the separation; (iii) the failure of Dow's pro forma financial information to be a reliable indicator of Dow's future results; (iv) Dow's inability to receive third-party consents required under the separation agreement; (v) non-compete restrictions under the separation agreement; (vi) receipt of less favorable terms in the commercial agreements Dow entered into with DuPont and Corteva, Inc. ("Corteva"), including restrictions under intellectual property cross-license agreements, than Dow would have received from an unaffiliated third party; and (vii) Dow's obligation to indemnify DuPont and/or Corteva for certain liabilities.

Where, in any forward-looking statement, an expectation or belief as to future results or events is expressed, such expectation or belief is based on the current plans and expectations of management and expressed in good faith and believed to have a reasonable basis, but there can be no assurance that the expectation or belief will result or be achieved or accomplished. For a more detailed discussion of Dow’s risks and uncertainties, see the section titled “Risk Factors” contained in Part II, Item 1A of the combined Dow Inc. and TDCC Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2020 and Part I, Item 1A of the combined Dow Inc. and TDCC Annual Report on Form 10-K for the fiscal year ended December 31, 2019. Dow Inc. and TDCC assume no obligation to update or revise publicly any forward-looking statements whether because of new information, future events or otherwise, except as required by securities and other applicable laws.

®TM Trademark of The Dow Chemical Company (“Dow”) or an affiliated company of Dow

Separation from DowDuPont
On April 1, 2019, DowDuPont Inc. ("DowDuPont" and effective June 3, 2019, n/k/a DuPont de Nemours, Inc. or "DuPont") completed the separation of its materials science business and Dow Inc. became the direct parent company of The Dow Chemical Company and its consolidated subsidiaries ("TDCC" and together with Dow Inc., "Dow" or the "Company"), owning all of the outstanding common shares of TDCC. For filings related to the period commencing April 1, 2019 and thereafter, TDCC was deemed the predecessor to Dow Inc., and the historical results of TDCC are deemed the historical results of Dow Inc. for periods prior to and including March 31, 2019. The information in this report reflects the results of Dow and its consolidated subsidiaries, after giving effect to the distribution to DowDuPont of TDCC’s agricultural sciences business (“AgCo”) and specialty products business (“SpecCo”) and the receipt of E. I. du Pont de Nemours and Company and its consolidated subsidiaries' (“Historical DuPont”) ethylene and ethylene copolymers business (other than its ethylene acrylic elastomers business) ("ECP").

The separation was contemplated by the merger of equals transaction effective August 31, 2017, under the Agreement and Plan of Merger, dated as of December 11, 2015, as amended on March 31, 2017. TDCC and Historical DuPont each merged with subsidiaries of DowDuPont and, as a result, TDCC and Historical DuPont became subsidiaries of DowDuPont (the “Merger”). Subsequent to the Merger, TDCC and Historical DuPont engaged in a series of internal reorganization and realignment steps to realign their businesses into three subgroups: agriculture, materials science and specialty products. Dow Inc. was formed as a wholly owned subsidiary of DowDuPont to serve as the holding company for the materials science business.

Unaudited Pro Forma Financial Information
In order to provide the most meaningful comparison of results of operations and results by segment, supplemental unaudited pro forma financial information has been included in the following financial schedules. The unaudited pro forma financial information is based on the consolidated financial statements of TDCC, adjusted to give effect to the separation from DowDuPont as if it had been consummated on January 1, 2017. For the six months ended June 30, 2019 pro forma adjustments have been made for (1) the margin impact of various manufacturing, supply and service related agreements entered into with DuPont and Corteva in connection with the separation which provide for different pricing than the historical intercompany and intracompany pricing practices of TDCC and Historical DuPont and (2) the elimination of the impact of events directly attributable to the Merger, internal reorganization and business realignment, separation, distribution and other related transactions (e.g., one-time transaction costs). The results for the three and six months ended June 30, 2020 and the three months ended June 30, 2019, are presented under accounting principles generally accepted in the United States of America ("U.S. GAAP").

The unaudited pro forma financial information has been presented for informational purposes only and is not necessarily indicative of what Dow's results of operations actually would have been had the separation from DowDuPont been completed as of January 1, 2017, nor is it indicative of the future operating results of Dow. The unaudited pro forma information does not reflect restructuring or integration activities or other costs following the separation from DowDuPont that may be incurred to achieve cost or growth synergies of Dow. For further information on the unaudited pro forma financial information, please refer to the Company's Current Report on Form 8-K dated June 3, 2019.

Non-GAAP Financial Measures
This earnings release includes information that does not conform to U.S. GAAP and are considered non-GAAP measures. These measures include the Company's pro forma consolidated results and pro forma earnings per share on an adjusted basis. Management uses these measures internally for planning, forecasting and evaluating the performance of the Company's segments, including allocating resources. Dow's management believes that these non-GAAP measures best reflect the ongoing performance of the Company during the periods presented and provide more relevant and meaningful information to investors as they provide insight with respect to ongoing operating results of the Company and a more useful comparison of year-over-year results. These non-GAAP measures supplement the Company's U.S. GAAP disclosures and should not be viewed as alternatives to U.S. GAAP measures of performance. Furthermore, such non-GAAP measures may not be consistent with similar measures provided or used by other companies. Non-GAAP measures included in this release are defined below. Reconciliations for these non-GAAP measures to U.S. GAAP are provided in the Selected Financial Information and Non-GAAP Measures section starting on page 13. Dow does not provide forward-looking U.S. GAAP financial measures or a reconciliation of forward-looking non-GAAP financial measures to the most comparable U.S. GAAP financial measures on a forward-looking basis because the Company is unable to predict with reasonable certainty the ultimate outcome of pending litigation, unusual gains and losses, foreign currency exchange gains or losses and potential future asset impairments, as well as discrete taxable events, without unreasonable effort. These items are uncertain, depend on various factors, and could have a material impact on U.S. GAAP results for the guidance period.

Operating earnings (loss) per share is defined as "Earnings (loss) per common share from continuing operations - diluted" excluding the after-tax impact of significant items. Pro forma operating earnings per share is defined as "Pro forma earnings per common share from continuing operations - diluted" excluding the after-tax impact of significant items.

Operating EBIT is defined as earnings (i.e., "Income (loss) from continuing operations before income taxes") before interest, excluding the impact of significant items. Pro forma operating EBIT is defined as pro forma earnings (i.e., "Pro forma income from continuing operations before income taxes") before interest, excluding the impact of significant items.

Operating EBIT margin is defined as Operating EBIT as a percentage of net sales. Pro forma Operating EBIT margin is defined as pro forma Operating EBIT as a percentage of pro forma net sales.

Operating EBITDA is defined as earnings (i.e., "Income (loss) from continuing operations before income taxes") before interest, depreciation and amortization, excluding the impact of significant items. Pro forma operating EBITDA is defined as pro forma earnings (i.e., "Pro forma income from continuing operations before income taxes") before interest, depreciation and amortization, excluding the impact of significant items.

Free cash flow is defined as "Cash provided by operating activities - continuing operations," less capital expenditures. Under this definition, free cash flow represents the cash generated by the Company from operations after investing in its asset base. Free cash flow, combined with cash balances and other sources of liquidity, represent the cash available to fund obligations and provide returns to shareholders. Free cash flow is an integral financial measure used in the Company's financial planning process.

Cash flow conversion is defined as "Cash provided by operating activities - continuing operations," divided by Operating EBITDA. Management believes cash flow conversion is an important financial metric as it helps the Company determine how efficiently it is converting its earnings into cash flow.

Net debt is defined as total gross debt minus "Cash and cash equivalents" and "Marketable securities." The Company believes net debt is the best representation of its financial leverage at this point in time.

Dow Inc. and Subsidiaries
Consolidated Statements of Income

In millions, except per share amounts (Unaudited)	Three Months Ended		Six Months Ended
	Jun 30, 2020	Jun 30, 2019	Jun 30, 2020	Jun 30, 2019
Net sales	$8,354	$11,014	$18,124	$21,983
Cost of sales	7,610	9,420	15,840	18,562
Research and development expenses	182	208	361	398
Selling, general and administrative expenses	357	422	691	870
Amortization of intangibles	100	104	200	220
Restructuring and asset related charges - net	6	65	102	221
Integration and separation costs	46	348	111	800
Equity in losses of nonconsolidated affiliates	(95)	(15)	(184)	(29)
Sundry income (expense) - net	53	(1)	(28)	68
Interest income	6	21	21	39
Interest expense and amortization of debt discount	200	237	415	478
Income (loss) from continuing operations before income taxes	(183)	215	213	512
Provision for income taxes on continuing operations	34	125	172	266
Income (loss) from continuing operations, net of tax	(217)	90	41	246
Income from discontinued operations, net of tax	—	—	—	445
Net income (loss)	(217)	90	41	691
Net income attributable to noncontrolling interests	8	15	27	60
Net income (loss) available for Dow Inc. common stockholders	$(225)	$75	$14	$631
		—		—
Per common share data:
Earnings (loss) per common share from continuing operations - basic	$(0.31)	$0.10	$0.01	$0.26
Earnings per common share from discontinued operations - basic	—	—	—	0.58
Earnings (loss) per common share - basic	$(0.31)	$0.10	$0.01	$0.84
Earnings (loss) per common share from continuing operations - diluted	$(0.31)	$0.10	$0.01	$0.26
Earnings per common share from discontinued operations - diluted	—	—	—	0.58
Earnings (loss) per common share - diluted	$(0.31)	$0.10	$0.01	$0.84

Weighted-average common shares outstanding - basic	739.3	742.8	739.7	745.0
Weighted-average common shares outstanding - diluted	739.3	747.9	741.0	747.6

Dow Inc. and Subsidiaries
Consolidated Balance Sheets

In millions, except share amounts (Unaudited)	Jun 30, 2020	Dec 31, 2019
Assets
Current Assets
Cash and cash equivalents (variable interest entities restricted - 2020: $41; 2019: $37)	$3,724	$2,367
Marketable securities	2	21
Accounts and notes receivable:
Trade (net of allowance for doubtful receivables - 2020: $48; 2019: $45)	4,353	4,844
Other	2,528	2,711
Inventories	5,784	6,214
Other current assets	606	658
Total current assets	16,997	16,815
Investments
Investment in nonconsolidated affiliates	1,211	1,404
Other investments (investments carried at fair value - 2020: $1,457; 2019: $1,584)	2,271	2,588
Noncurrent receivables	678	1,063
Total investments	4,160	5,055
Property
Property	55,459	54,910
Less accumulated depreciation	34,841	33,914
Net property (variable interest entities restricted - 2020: $284; 2019: $330)	20,618	20,996
Other Assets
Goodwill	8,801	8,796
Other intangible assets (net of accumulated amortization - 2020: $4,130; 2019: $3,886)	3,532	3,759
Operating lease right-of-use assets	1,881	2,072
Deferred income tax assets	2,150	2,213
Deferred charges and other assets	1,137	818
Total other assets	17,501	17,658
Total Assets	$59,276	$60,524
Liabilities and Equity
Current Liabilities
Notes payable	$853	$586
Long-term debt due within one year	451	435
Accounts payable:
Trade	3,296	3,889
Other	1,736	2,064
Operating lease liabilities - current	388	421
Income taxes payable	331	522
Accrued and other current liabilities	2,731	2,762
Total current liabilities	9,786	10,679
Long-Term Debt (variable interest entities nonrecourse - 2020: $20; 2019: $34)	16,288	15,975
Other Noncurrent Liabilities
Deferred income tax liabilities	321	347
Pension and other postretirement benefits - noncurrent	9,780	10,083
Asbestos-related liabilities - noncurrent	1,038	1,060
Operating lease liabilities - noncurrent	1,562	1,739
Other noncurrent obligations	7,404	6,547
Total other noncurrent liabilities	20,105	19,776
Stockholders’ Equity
Common stock (authorized 5,000,000,000 shares of $0.01 par value each; issued 2020: 753,924,753 shares; 2019: 751,228,644 shares)	8	8
Additional paid-in capital	7,431	7,325
Retained earnings	16,017	17,045
Accumulated other comprehensive loss	(10,225)	(10,246)
Unearned ESOP shares	(69)	(91)
Treasury stock at cost (2020: 12,803,303 shares; 2019: 9,729,834 shares)	(625)	(500)
Dow Inc.’s stockholders’ equity	12,537	13,541
Noncontrolling interests	560	553
Total equity	13,097	14,094
Total Liabilities and Equity	$59,276	$60,524

Dow Inc. and Subsidiaries
Consolidated Statements of Cash Flows

In millions (Unaudited)	Six Months Ended
	Jun 30, 2020	Jun 30, 2019
Operating Activities
Net income	$41	$691
Less: Income from discontinued operations, net of tax	—	445
Income from continuing operations, net of tax	41	246
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	1,424	1,486
Credit for deferred income tax	(59)	(63)
Earnings of nonconsolidated affiliates less than dividends received	455	880
Net periodic pension benefit cost	129	57
Pension contributions	(112)	(152)
Net gain on sales of assets, businesses and investments	(39)	(27)
Restructuring and asset related charges - net	102	221
Other net loss	163	115
Changes in assets and liabilities, net of effects of acquired and divested companies:
Accounts and notes receivable	696	239
Inventories	429	58
Accounts payable	(896)	(450)
Other assets and liabilities, net	502	(607)
Cash provided by operating activities - continuing operations	2,835	2,003
Cash provided by (used for) operating activities - discontinued operations	(6)	253
Cash provided by operating activities	2,829	2,256
Investing Activities
Capital expenditures	(668)	(912)
Investment in gas field developments	(5)	(48)
Purchases of previously leased assets	(2)	(9)
Proceeds from sales of property and businesses, net of cash divested	14	9
Investments in and loans to nonconsolidated affiliates	(236)	(228)
Distributions and loan repayments from nonconsolidated affiliates	6	—
Purchases of investments	(462)	(393)
Proceeds from sales and maturities of investments	790	735
Other investing activities, net	29	—
Cash used for investing activities - continuing operations	(534)	(846)
Cash used for investing activities - discontinued operations	—	(34)
Cash used for investing activities	(534)	(880)
Financing Activities
Changes in short-term notes payable	181	162
Proceeds from issuance of short-term debt greater than three months	163	—
Payments on short-term debt greater than three months	(100)	—
Proceeds from issuance of long-term debt	2,509	2,010
Payments on long-term debt	(2,359)	(4,221)
Purchases of treasury stock	(125)	(305)
Proceeds from issuance of stock	30	34
Transaction financing, debt issuance and other costs	(99)	(56)
Employee taxes paid for share-based payment arrangements	(26)	(50)
Distributions to noncontrolling interests	(19)	(7)
Purchases of noncontrolling interests	—	(127)
Dividends paid to stockholders	(1,034)	(517)
Dividends paid to DowDuPont Inc.	—	(535)
Settlements and transfers related to separation from DowDuPont Inc.	—	1,963
Cash used for financing activities - continuing operations	(879)	(1,649)
Cash used for financing activities - discontinued operations	—	(18)
Cash used for financing activities	(879)	(1,667)
Effect of exchange rate changes on cash, cash equivalents and restricted cash	(66)	10
Summary
Increase (decrease) in cash, cash equivalents and restricted cash	1,350	(281)
Cash, cash equivalents and restricted cash at beginning of period	2,380	2,764
Cash, cash equivalents and restricted cash at end of period	$3,730	$2,483
Less: Restricted cash and cash equivalents, included in "Other current assets"	6	37
Cash and cash equivalents at end of period	$3,724	$2,446

Dow Inc. and Subsidiaries
Pro Forma Consolidated Statements of Income

	Three Months Ended		Six Months Ended
In millions, except per share amounts (Unaudited)	Jun 30, 2020	Jun 30, 2019	Jun 30, 2020	Jun 30, 2019
	As Reported	As Reported	As Reported	Pro Forma
Net sales	$8,354	$11,014	$18,124	$22,030
Cost of sales	7,610	9,420	15,840	18,594
Research and development expenses	182	208	361	398
Selling, general and administrative expenses	357	422	691	870
Amortization of intangibles	100	104	200	220
Restructuring and asset related charges - net	6	65	102	221
Integration and separation costs	46	348	111	750
Equity in losses of nonconsolidated affiliates	(95)	(15)	(184)	(29)
Sundry income (expense) - net	53	(1)	(28)	68
Interest income	6	21	21	40
Interest expense and amortization of debt discount	200	237	415	477
Income (loss) from continuing operations before income taxes	(183)	215	213	579
Provision for income taxes on continuing operations	34	125	172	281
Income (loss) from continuing operations, net of tax	(217)	90	41	298
Net income attributable to noncontrolling interests	8	15	27	47
Net income (loss) from continuing operations available for Dow Inc. common stockholders	$(225)	$75	$14	$251

Per common share data:
Earnings (loss) per common share from continuing operations - basic	$(0.31)	$0.10	$0.01	$0.33
Earnings (loss) per common share from continuing operations - diluted	$(0.31)	$0.10	$0.01	$0.33

Weighted-average common shares outstanding - basic [1]	739.3	742.8	739.7	745.0
Weighted-average common shares outstanding - diluted [1]	739.3	747.9	741.0	747.6
1. The weighted-average common shares outstanding - basic and diluted for the six months ended June 30, 2019, are the same under both U.S. GAAP and on a pro forma basis.

Dow Inc. and Subsidiaries
Net Sales by Segment and Geographic Region

Net Sales by Segment	Three Months Ended		Six Months Ended
In millions (Unaudited)	Jun 30, 2020	Jun 30, 2019	Jun 30, 2020	Jun 30, 2019
	As Reported	As Reported	As Reported	Pro Forma
Packaging & Specialty Plastics	$4,001	$5,205	$8,610	$10,343
Industrial Intermediates & Infrastructure	2,417	3,342	5,462	6,831
Performance Materials & Coatings	1,855	2,356	3,920	4,676
Corporate	81	111	132	180
Total	$8,354	11,014	$18,124	$22,030
U.S. & Canada	$2,944	$4,072	$6,494	$8,038
EMEAI [1]	2,711	3,725	6,122	7,613
Asia Pacific	1,932	2,170	3,777	4,278
Latin America	767	1,047	1,731	2,101
Total	$8,354	$11,014	$18,124	$22,030

Net Sales Variance by Segment and Geographic Region	Three Months Ended Jun 30, 2020				Six Months Ended Jun 30, 2020 [2]
	Local Price & Product Mix	Currency	Volume	Total	Local Price & Product Mix	Currency	Volume	Total
Percent change from prior year
Packaging & Specialty Plastics	(22)%	(1)%	—%	(23)%	(16)%	(1)%	—%	(17)%
Industrial Intermediates & Infrastructure	(9)	(1)	(18)	(28)	(9)	(1)	(10)	(20)
Performance Materials & Coatings	(6)	(1)	(14)	(21)	(7)	(1)	(8)	(16)
Total	(14)%	(1)%	(9)%	(24)%	(12)%	(1)%	(5)%	(18)%
Total, excluding the Hydrocarbons & Energy business	(11)%	(1)%	(10)%	(22)%	(10)%	(1)%	(5)%	(16)%
U.S. & Canada	(11)%	—%	(17)%	(28)%	(10)%	—%	(9)%	(19)%
EMEAI [1]	(21)	(1)	(5)	(27)	(14)	(2)	(4)	(20)
Asia Pacific	(13)	(1)	3	(11)	(11)	(1)	—	(12)
Latin America	(13)	(1)	(13)	(27)	(13)	(1)	(4)	(18)
Total	(14)%	(1)%	(9)%	(24)%	(12)%	(1)%	(5)%	(18)%
1. Europe, Middle East, Africa and India.
2. As reported net sales for the six months ended June 30, 2020 compared with pro forma net sales for the six months ended June 30, 2019.

Dow Inc. and Subsidiaries
Selected Financial Information and Non-GAAP Measures

Operating EBIT by Segment	Three Months Ended		Six Months Ended
	Jun 30, 2020	Jun 30, 2019	Jun 30, 2020	Jun 30, 2019
In millions (Unaudited)	As Reported	As Reported	As Reported	Pro Forma
Packaging & Specialty Plastics	$318	$768	$898	$1,458
Industrial Intermediates & Infrastructure	(220)	154	(45)	431
Performance Materials & Coatings	27	214	189	485
Corporate	(68)	(77)	(142)	(172)
Total	$57	$1,059	$900	$2,202

Depreciation and Amortization by Segment	Three Months Ended		Six Months Ended
	Jun 30, 2020	Jun 30, 2019	Jun 30, 2020	Jun 30, 2019
In millions (Unaudited)	As Reported	As Reported	As Reported	Pro Forma
Packaging & Specialty Plastics	$334	$370	$686	$737
Industrial Intermediates & Infrastructure	145	147	295	292
Performance Materials & Coatings	215	219	431	438
Corporate	6	7	12	19
Total	$700	$743	$1,424	$1,486

Operating EBITDA by Segment	Three Months Ended		Six Months Ended
	Jun 30, 2020	Jun 30, 2019	Jun 30, 2020	Jun 30, 2019
In millions (Unaudited)	As Reported	As Reported	As Reported	Pro Forma
Packaging & Specialty Plastics	$652	$1,138	$1,584	$2,195
Industrial Intermediates & Infrastructure	(75)	301	250	723
Performance Materials & Coatings	242	433	620	923
Corporate	(62)	(70)	(130)	(153)
Total	$757	$1,802	$2,324	$3,688

Equity in Earnings (Losses) of Nonconsolidated Affiliates by Segment	Three Months Ended		Six Months Ended
	Jun 30, 2020	Jun 30, 2019	Jun 30, 2020	Jun 30, 2019
In millions (Unaudited)	As Reported	As Reported	As Reported	Pro Forma
Packaging & Specialty Plastics	$20	$74	$25	$112
Industrial Intermediates & Infrastructure	(113)	(78)	(189)	(126)
Performance Materials & Coatings	2	1	3	1
Corporate	(4)	(12)	(23)	(16)
Total	$(95)	$(15)	$(184)	$(29)

Reconciliation of "Income (loss) from continuing operations, net of tax" to "Operating EBIT"	Three Months Ended		Six Months Ended
	Jun 30, 2020	Jun 30, 2019	Jun 30, 2020	Jun 30, 2019
In millions (Unaudited)	As Reported	As Reported	As Reported	Pro Forma
Income (loss) from continuing operations, net of tax	$(217)	$90	$41	$298
+ Provision for income taxes on continuing operations	34	125	172	281
Income (loss) from continuing operations before income taxes	$(183)	$215	$213	$579
- Interest income	6	21	21	40
+ Interest expense and amortization of debt discount	200	237	415	477
- Significant items	(46)	(628)	(293)	(1,186)
Operating EBIT (non-GAAP)	$57	$1,059	$900	$2,202

Dow Inc. and Subsidiaries
Selected Financial Information and Non-GAAP Measures

Significant Items Impacting Results for the Three Months Ended Jun 30, 2020
In millions, except per share amounts (Unaudited)	Pretax [1]	Net Income [2]	EPS [3]	Income Statement Classification
Reported results	$(183)	$(225)	$(0.31)
Less: Significant items
Integration and separation costs	(46)	(36)	(0.05)	Integration and separation costs
Restructuring and asset related charges - net	(6)	(6)	(0.01)	Restructuring and asset related charges - net
Litigation related charges, awards and adjustments	6	6	0.01	Sundry income (expense) - net
Total significant items	$(46)	$(36)	$(0.05)
Operating results (non-GAAP)	$(137)	$(189)	$(0.26)

Significant Items Impacting Results for the Three Months Ended Jun 30, 2019
In millions, except per share amounts (Unaudited)	Pretax [1]	Net Income [2]	EPS [3]	Income Statement Classification
Reported results	$215	$75	$0.10
Less: Significant items
Integration and separation costs	(348)	(277)	(0.37)	Integration and separation costs
Restructuring and asset related charges - net	(65)	(53)	(0.07)	Restructuring and asset related charges - net
Loss on divestiture	(44)	(47)	(0.06)	Sundry income (expense) - net
Loss on early extinguishment of debt	(44)	(34)	(0.04)	Sundry income (expense) - net
Indemnification and other transaction related costs[4]	(127)	(163)	(0.22)	Cost of sales ($75 million); Sundry income (expense) - net ($52 million); Provision for income taxes on continuing operations ($36 million)
Total significant items	$(628)	$(574)	$(0.76)
Operating results (non-GAAP)	$843	$649	$0.86
1. "Income (loss) from continuing operations before income taxes."
2. "Net income (loss) available for Dow Inc. common stockholders." The income tax effect on significant items was calculated based upon the enacted tax laws and statutory income tax rates applicable in the tax jurisdiction(s) of the underlying non-GAAP adjustment.
3. "Earnings (loss) per common share from continuing operations - diluted."
4. Primarily related to charges associated with agreements entered into with DuPont and Corteva as part of the separation and distribution which, among other matters, provides for cross-indemnities and allocations of obligations and liabilities for periods prior to, at and after the completion of the separation.

Dow Inc. and Subsidiaries
Selected Financial Information and Non-GAAP Measures

Significant Items Impacting Results for the Six Months Ended Jun 30, 2020
In millions, except per share amounts (Unaudited)	Pretax [1]	Net Income [2]	EPS [3]	Income Statement Classification
Reported results	$213	$14	$0.01
Less: Significant items
Integration and separation costs	(111)	(87)	(0.12)	Integration and separation costs
Restructuring and asset related charges - net	(102)	(85)	(0.12)	Restructuring and asset related charges - net
Loss on early extinguishment of debt	(86)	(70)	(0.09)	Sundry income (expense) - net
Litigation related charges, awards and adjustments	6	6	0.01	Sundry income (expense) - net
Total significant items	$(293)	$(236)	$(0.32)
Operating results (non-GAAP)	$506	$250	$0.33

Significant Items Impacting Results for the Six Months Ended Jun 30, 2019
In millions, except per share amounts (Unaudited)	Pretax [1]	Net Income [2]	EPS [3]	Income Statement Classification
Pro forma results	$579	$251	$0.33
Less: Significant items
Integration and separation costs	(750)	(603)	(0.81)	Integration and separation costs
Restructuring and asset related charges - net	(221)	(203)	(0.27)	Restructuring and asset related charges - net
Loss on divestiture	(44)	(47)	(0.06)	Sundry income (expense) - net
Loss on early extinguishment of debt	(44)	(34)	(0.04)	Sundry income (expense) - net
Indemnification and other transaction related costs [4]	(127)	(240)	(0.32)	Cost of sales ($75 million); Sundry income (expense) - net ($52 million); Provision for income taxes on continuing operations ($113 million)
Total significant items	$(1,186)	$(1,127)	$(1.50)
Operating pro forma results (non-GAAP)	$1,765	$1,378	$1.83
1. "Income from continuing operations before income taxes" or pro forma "Income from continuing operations before income taxes."
2. "Net income available for Dow Inc. common stockholders" or pro forma "Net income available for Dow Inc. common stockholders." The income tax effect on significant items was calculated based upon the enacted tax laws and statutory income tax rates applicable in the tax jurisdiction(s) of the underlying non-GAAP adjustment.
3. "Earnings per common share from continuing operations - diluted" or pro forma "Earnings per common share from continuing operations - diluted."
4. Primarily related to charges associated with agreements entered into with DuPont and Corteva as part of the separation and distribution which, among other matters, provides for cross-indemnities and allocations of obligations and liabilities for periods prior to, at and after the completion of the separation.

Dow Inc. and Subsidiaries
Selected Financial Information and Non-GAAP Measures

Reconciliation of Non-GAAP Cash Flow Measures	Three Months Ended		Six Months Ended
In millions (Unaudited)	Jun 30, 2020	Jun 30, 2019	Jun 30, 2020	Jun 30, 2019
Cash provided by operating activities - continuing operations (GAAP)	$1,599	$960	$2,835	$2,003
Capital expenditures	(273)	(470)	(668)	(912)
Free cash flow (non-GAAP)	$1,326	$490	$2,167	$1,091

Reconciliation of Cash Flow Conversion - Trailing Twelve Months (Operating EBITDA to Cash Flow From Operations)	Three Months Ended
	Sep 30, 2019	Dec 31, 2019	Mar 31, 2020	Jun 30, 2020
In millions (Unaudited)
Cash provided by operating activities - continuing operations (GAAP)	$1,790	$1,920	$1,236	$1,599
Operating EBITDA (Non-GAAP)	$1,856	$1,746	$1,567	$757
Cash flow conversion - trailing twelve months (Operating EBITDA to cash flow from operations) (Non-GAAP)				110.4%

Reconciliation of Net Debt	Jun 30, 2020	Dec 31, 2019
In millions (Unaudited)
Notes payable	$853	$586
Long-term debt due within one year	451	435
Long-term debt	16,288	15,975
Gross debt (GAAP)	$17,592	$16,996
- Cash and cash equivalents	3,724	2,367
- Marketable securities	2	21
Net debt (Non-GAAP)	$13,866	$14,608